NEWS RELEASE for May 29, 2012

BIOLASE SECURES $8 MILLION REVOLVING CREDIT FACILITY

IRVINE, CA (May 29, 2012) – BIOLASE, Inc. (NASDAQ:BIOL), the World’s leading dental laser manufacturer and distributor, today announced that it has secured a new $8 million revolving credit facility with Comerica Bank.  The new two-year credit facility is based on the Company’s eligible accounts receivable and inventory and will be used for working capital purposes.

Chief Operating Officer and Chief Financial Officer Fred Furry said, “We are very pleased to be partnering with Comerica Bank. This credit facility gives us substantial access to capital as we invest in new product lines and platforms, and eliminates any liquidity issues that could arise as we work diligently to rapidly return to a cash flow positive mode in the current year.”

About BIOLASE, Inc.
BIOLASE, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment; products that are focused on technologies that advance the practice of dentistry and medicine.  The Company’s laser products incorporate approximately 285 patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times.  Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold more than 19,600 lasers among 16,000 customers. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300, jill@allencaron.com.

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